                              MEDIA GENERAL, INC.

                           ERISA EXCESS BENEFIT PLAN

                  Amended and Restated as of November 17, 1994


     Media General, Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia, hereby adopts this Media General, Inc., ERISA Excess Plan to provide supplemental retirement benefits to certain employees whose benefits under the Media General, Inc., Retirement Plan may be limited under Section 415 of the Internal Revenue Code, by the limit on covered compensation under Section 401 of the Internal Revenue Code, and as a result of participation in the Media General, Inc. Deferred Compensation Plan.

Article I.  Definitions

     1.01 "Act" shall mean the Employee Retirement Income Security Act of 1974 ("ERISA"), as from time to time amended.

     1.02 "Pension Plan" shall mean the Employees Retirement Plan of Media General, Inc.

     1.03 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     1.04 "Company" shall mean Media General, Inc. and any of its subsidiaries or affiliated business entities participating in the Pension Plan.

     1.05 "Effective Date" of the original Plan shall mean January 1, 1991 and of the amended and restated Plan, November 17, 1994.

     1.06 "Pension Benefit" shall mean the monthly benefit paid to a Participant (or his spouse) of the Pension Plan.

     1.07 "Participant" shall mean any employee of the Company who is an active Participant in the Pension Plan on or after the Effective date and whose pension benefits determined on the basis of the provisions of such Pension Plan, without regard to the limitations of the Code and including deferrals made under the Media General, Inc. Deferred Compensation Plan, exceed the benefit payable to such Participant whose benefits are limited under the Pension Plan.

     1.08 "Plan" shall mean the Media General, Inc., ERISA Excess Benefit Plan, as from time to time amended or restated, which shall be an unfunded plan for the benefit of highly compensated or management employees.

     1.09 "Unrestricted Benefit" shall mean the Pension Benefit that would have been payable to a Participant if the determination of such Pension Benefit was made without regard to (i) the limit on covered compensation contained in
Section 401 of the Code, and (ii) the limit on benefits payable under Section 415 of the Code, and by treating the amount of any compensation that is deferred by the Participant under the Media General, Inc. Deferred Compensation Plan as a component of covered compensation in the year in which such deferrals occur.

     1.10 "Unrestricted Spousal Benefit" shall mean the Pension Benefit that would have been payable to a Participant's spouse if the determination of such Pension Benefit was made without regard to (i) the limit on covered compensation contained in Section 401 of the Code, and (ii) the limit on benefits payable under Section 415 of the Code, and by treating the amount of any compensation that is deferred by the Participant under the Media General, Inc. Deferred Compensation Plan as a component of covered compensation in the year in which such deferrals occur.

Article II.  Benefits

     2.01 Normal Retirement Benefit. Upon the Normal Retirement of a Participant, as provided under the Pension Plan, such Participant shall be entitled to a monthly benefit equal in amount to his Unrestricted Benefit less his Pension Benefit.

     2.02 Early Retirement Benefit. Upon the Early Retirement of a Participant, as provided under the Pension Plan, such Participant shall be entitled to a monthly benefit equal to his Unrestricted Benefit less his Pension Benefit.

     2.03 Spouse's Pension Benefit. Subject to Section 2.04 below, upon the death of a Participant whose spouse is eligible for a Pre- or Post-retirement surviving spouse benefit under the Pension Plan, the Participant's Surviving Spouse shall be entitled to a monthly benefit equal in amount to the Unrestricted Spousal Benefit less the Pension Benefit payable to such spouse.

Article III.  Administration of the Plan

     3.01 Administrator. The Plan shall be administered by the Company, or such person, entity or committee as it may appoint from time to time, which shall have the authority to interpret the Plan and issue such regulations as it deems appropriate. The Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The Administrator's interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.

     3.02 Amendment and Termination. The Company reserves the right at any time to amend, modify or terminate the Plan, in whole or in part. Any such amendment, modification or termination of the Plan shall be made by a resolution adopted by the Board of Directors and communicated to Participants within a reasonable time from the later of the date of adoption or the effective of such action; provided, however, that the Company shall not amend the Plan retroactively in such a manner as to reduce any benefit payable to any Participant or Beneficiary to the extent that such benefit was accrued and vested prior to the amendment, modification or termination, unless such Participant consents in writing to such reduction.

     3.03 Payments. The Company will pay all benefits arising under this Plan and all costs, charges and expenses relating thereto.

     3.04 Non-assignability of Benefits. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

     3.05 Unfunded Plan. The Plan shall be unfunded for federal income tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by the Company to make future benefit payments. Nevertheless, for the convenience of the Company, a trust fund may be established to segregate certain assets for the purpose of paying benefits under the Plan. The Company shall be the beneficial owner of such assets, and no Participant or Beneficiary shall have any right, title or interest in or to any such assets.


     3.06 Claims Procedure. Any claim by a Participant or his Beneficiary (hereafter "Claimant") for benefits shall be submitted to the Administrator.
The Administrator shall be responsible for deciding whether such claim is within the scope provided by the Plan (a "Covered Claim") and for providing full and fair review of the decision with respect to such claim. In addition, the Administrator shall provide a full and fair review in accordance with the procedures described below.

     Each Claimant or other interested person shall file with the Administrator such pertinent information as the Administrator may specify, and in such manner and form as the Administrator may specify and provide, and such person shall not have any rights or be entitled to any benefits or further benefits hereunder, as the case may be, unless such information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits or no further benefits hereunder, as the case may be, shall be payable to such Claimant.

     Notice of a decision by the Administrator with respect to a claim shall be furnished to the Claimant within ninety (90) days following the receipt of the claim by the Administrator (or within ninety (90) days following the expiration of the initial ninety (90) day period, in a case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require and extension of time for processing the claim, written notice of the extension shall be furnished by the Administrator to the Claimant prior to the expiration of the initial ninety (90) day period. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the notice of decisions with respect to the claim shall be furnished. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim is wholly or partially denied, such notice shall be in writing and shall set forth (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan's claims review procedure. If the Administrator fails to notify the Claimant of the decision regarding his or her claim in accordance with these "Claims Procedure" provisions, the claim shall be deemed denied and the Claimant shall then be permitted to proceed with the claims review procedure provided herein.

     Within sixty (60) days following receipt by the Claimant of notice of the claim denial, or within sixty (60) days following the close of the ninety (90) day period referred to herein, or if the Administrator fails to notify the Claimant of the decision within such ninety (90) day period, the Claimant may appeal denial of the claim by filing a written application for review with the Administrator. Following such request for review, the Administrator shall fully and fairly review the decision denying the claim. Prior to the decision of the Administrator, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments to the Administrator in writing.
The decision of the Administrator shall be made within sixty (60) days following receipt by the Administrator of the request for review (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing such denied claim). The Administrator shall deliver its decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

     For all purposes under the Plan, the decision with respect to a claim if no review is requested and the decision with respect to a claim if review is requested shall be final, binding and conclusive on all interested parties as to matters relating to the Plan. To the extent a Participant or any other person acquires a right to receive benefits under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.


     3.07 Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in employment of the Company, or as a limitation on the right of the Company to discharge any of its employees, with or without cause.

     3.08 Applicable Law. This Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of Virginia.



     IN WITNESS WHEREOF, the Plan has been duly adopted and executed as of the 17th day of November, 1994.
                              MEDIA GENERAL, INC.


                              By:/s/ J. Stewart Bryan III
                                 -------------------------
                                   J. Stewart Bryan III
                                   Chairman